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                                                        Exhibit (10)G.(ii)



DEFERRED COMPENSATION PLAN

    RESOLVED, that Section 6 of the Deferred Compensation Plan is hereby amended, effective as of January 1, 1994, to read in its entirety as follows:

        "6. The Plan may be amended or terminated at the discretion of the Board of Directors; provided, however, that any such amendment or termination shall not affect any amount already credited to the Memorandum Account. Any amendment or termination of the Plan shall be adopted by the Board of Directors, by resolution of the Board of Directors at a regular meeting of the Board of Directors or special meeting called for such purpose or by unanimous written consent."